Exhibit 10.13

BIO-key International, Inc.

3349 Highway 138
Building D Suite B
Wall, NJ 07719

January 23, 2006

Aether Systems, Inc

621 E. Pratt Street, Suite 601

Baltimore, Maryland 21202

Ladies and Gentlemen:

1.                                       References.

Reference is made to that certain letter agreement dated as of September 30, 2004 (the “Agreement”) by and between BIO-key International, Inc. (“BIO-key”) and Aether Systems, Inc. (“Aether”) relating to BIO-key’s deposit with Aether of $1,000,000 in cash to serve as part of the collateral supporting Aether’s letter of credit in favor of Hamilton County, Ohio (such $1,000,000, the “Hamilton Cash Collateral”).

Reference is made to that certain sublease dated as of September 30, 2004 by and between BIO-key and Aether relating to the sublease of premises known as Marlborough Corporate Place III in Marlborough, Massachusetts (the “Sublease”).

Reference is made to that certain subordinated secured promissory note dated as of September 30, 2004 issued by BIO-key and Public Safety Group, Inc. in favor of Aether (the “Note”).

Reference is made to that certain letter agreement dated as of September 30, 2004 (the “Side-Letter”) by and between BIO-key and Aether relating to the Glenborough Letter of Credit Number 3038323 (the “Glenborough LC”)

Capitalized terms used in this letter agreement without definition shall have the respective meanings ascribed to them in the Agreement, the Sublease, the Note or the Side-Letter, as applicable.

2.                                       Return of Hamilton Cash Collateral.

At the request of BIO-key, and in consideration of agreements, and subject to the satisfaction of the conditions, set forth in this letter agreement, Aether shall allow for the return to BIO-key of up to 100% of the Hamilton Cash Collateral as follows:

a.                                       Aether will remit to BIO-key, from time to time, such portion of the Hamilton Cash Collateral (up to 100% of the Hamilton Cash Collateral, in the aggregate) as is equal to the amount received by Aether from BIO-key, following the Effective Date (as defined below) of this letter agreement, of (i) Rent and Additional Rent under the Sublease, and (ii) interest and Hamilton Fees under the Note. Aether will remit the requisite portion of the Hamilton Cash Collateral to BIO-key within two business days of the later of (i) BIO-key’s written request therefor and (ii) Aether’s receipt of a payment from BIO-key that entitles BIO-key to receive a return of any portion of the Hamilton Cash Collateral.

b.                                      Aether will retain custody and control of the Hamilton Cash Collateral in accordance with, and subject to, the Agreement, and in no event shall the payments by Aether to BIO-key pursuant to subsection (a) above exceed $1,000,000 or include the funds held by Aether as a deposit under the Sublease.

c.                                       The provisions of this paragraph 2 shall terminate and shall have no further force or effect if BIO-key defaults on, or fails to make timely payments under, the Agreement, the Note, the Sublease, the APA (as defined below) or any of the other Ancillary Agreements (as such term is defined in the APA).

3.                                       Representations and Warranties of BIO-key.

BIO-key hereby represents and warrants to Aether that, as of the date hereof, it (i) has delivered to Aether a true and complete copy of BIO-key’s cash-flows statement for the period ended December 31, 2005 to June 30, 2006, (ii) has not received any notice, nor does it have any reason to believe, that it is currently in default under the Hamilton Sales Agreement (as that term is used in the Agreement), and (iii) has obtained all necessary approvals required to be obtained by BIO-key in connection with the execution and delivery of this letter agreement and the transactions contemplated hereby.

4.                                       Conditions to Aether’s Obligations.

BIO-key and Aether hereby acknowledge and agree that Aether has entered into this letter agreement at the request of BIO-key and nothing hereunder relinquishes or reduces Aether’s right to seek recovery for breaches or violations of this letter agreement, the Agreement, the Asset Purchase Agreement, dated as of August 16, 2004, by and among Aether, Cerulean Technologies, Inc., SunPro, Inc. and BIO-key (the “APA”), the Sublease, the Note (including with respect to all collateral securing the Note) or any of the other Ancillary Agreements.

Aether’s obligations under this letter agreement are subject to (i) the representations and warranties of BIO-key set forth in paragraph 4 above being true and correct, (ii) BIO-key’s receipt of at least $1,000,000 in additional equity or unsecured debt financing from The Shaar Fund, Ltd. and/or other institutional financiers; provided, that such additional financing shall not require any waiver or consent by Aether, in its capacity as a creditor of BIO-Key, or any amendment of any of the Note or any of the related credit documents to which Aether is party, except, in each case, as shall be acceptable to Aether in its sole discretion, (iii) BIO-key’s using reasonable commercial efforts to obtain terms more favorable to BIO-key under its currently outstanding institutional debt financings and using reasonable commercial efforts to obtain a forbearance agreement with The Shaar Fund and Laurus Master Fund Ltd. relating to payments of principal during 2006 under Bio-Key’s existing financing arrangements, excluding payments made under the Note, (iv) the execution by BIO-key and delivery to Aether of an amendment to the Note giving effect to the matters specified in paragraph 5 below, (v) the receipt of all necessary consents to permit the foregoing amendment to the Note, and (vi) payment by BIO-key to Aether of an amount equal to the reasonable legal fees incurred by Aether in connection with the execution and delivery of this Agreement. The “Effective Date” of this letter agreement shall be the date on which the last of these conditions shall have been satisfied.

5.                                       Amendment of the Note.

As a material inducement to Aether to enter into this letter agreement, the parties have agreed to amend the Note as follows:

a.                                       The principal amount due and payable to Aether under the Note shall be increased from $6,884,588 to $7,884,558.

b.                                      No interest shall accrue on the Note following the Effective Date with respect to amounts in excess of $6,884,588 , unless and only to the extent that BIO-key receives payment from Aether pursuant to paragraph 2 of this letter agreement.

c.                                       If Aether, in its sole discretion, agrees to extend the Hamilton LC beyond December 31, 2006 and to extend the payment date under the Note to correspond to such extension, then BIO-key hereby agrees to pay Aether a letter of credit fee equal to 2% of the amount of the Hamilton LC (the “LC Extension Fee”), which shall be payable on the effective date of such extension by Aether. If Aether should decide to extend the Hamilton LC for more than six months (either in a single extension or as a result of multiple extensions), an additional LC Extension Fee will be due and payable on each six-month anniversary of such extension period following December 31, 2006, and each LC Extension Fee shall be deemed earned when due and shall not be subject to any pro-ration or reduction if the Hamilton LC or the Note is terminated, expires, is drawn upon or is reduced in amount any time prior to six months following the date of payment of an LC Extension Fee. For the avoidance of doubt, the LC Extension Fee shall be in addition to, and not in lieu of, the Hamilton Fees. Notwithstanding anything to the contrary in this paragraph 4(c), if (i) BIO-key is able to reduce the amount outstanding under the Hamilton LC by at least fifty -percent (50%) as of September 30, 2006 and (ii) BIO-key has timely made all payments required under the Note and the Sublease in accordance with the terms of such agreements, the initial LC Extension Fee shall be equal to 1% of the amount of the Hamilton LC (the “Reduced LC Extension Fee”). If BIO-key qualifies for the Reduced LC Extension Fee and if Aether should decide to extend the Hamilton LC for more than six months (either in a single extension or as a result of multiple extensions), BIO-key will be required to pay the full LC Extension Fee on each six-month anniversary of such extension period following December 31, 2006.

d.                                      If Aether, in its sole discretion, agrees to extend the Hamilton LC beyond December 31, 2006, the termination date of the Note shall be automatically extended to such date that is thirty (30) days following the extended expiration date of the Hamilton LC. In the case of multiple extensions of the Hamilton LC by Aether, the termination date of the Note shall automatically be extended to such date that is thirty (30) days following such extended expiration date of the Hamilton LC.

e.                                       In no event shall the Note terminate less than thirty (30) days after the expiration of the Hamilton LC.

6.                                       Amendment of the Side-Letter.

As a material inducement to Aether to enter into this letter agreement, the parties have agreed to amend the Side-Letter as follows:

a.                                       If BIO-key defaults on, or fails to make timely payments under, the Agreement, the Note, the Sublease, the APA or any of the other Ancillary Agreements , Aether shall have the right to draw on the Cash Collateral (as defined in the Side-Letter) to satisfy any outstanding amounts due from BIO-key to Aether. Aether’s ability to draw on the Cash Collateral in the event of a default or failure to pay by BIO-key shall be in addition to and not in lieu of Aether’s right to draw on Cash Collateral if the landlord draws on the Glenborough LC.

b.                                      The undrawn balance of the Cash Collateral, if any, shall be transferred to BIO-key upon the termination of the Glenborough LC.

7.                                       Other Agreements and Obligations Not Affected.

All other current agreements and obligations between the parties remain in full force and effect and are not affected by this letter agreement.

Sincerely,

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Thomas J. Colatosti
Thomas J. Colatosti, Chairman

Agreed and accepted by a duly authorized officer

of the undersigned:

AETHER SYSTEMS, INC.

By:	/s/ David C. Reymann
Name: David C. Reymann
Title: Chief Financial Officer